EX-99.77C VOTES
Ultra Series Fund
(the Registrant)
Registration No. 811-04815
Form NSAR-B
Period Ended December 31, 2016

Sub-Item 77C: Matters submitted to a vote of security holders.


Madison Target Retirement 2020 Fund
Madison Target Retirement 2030 Fund
Madison Target Retirement 2040 Fund
Madison Target Retirement 2050 Fund, each a series of the Ultra
Series Fund

The Special Meeting of Shareholders of the Ultra Series (USF)
Madison Target Retirement 2020, USF Madison Target Retirement
2030, USF Madison Target Retirement 2040 and USF Madison
Target Retirement 2050 Funds (each a Fund or together, the Funds) was held on August 17, 2016 at the offices of the Adviser.

Holders of a majority of the outstanding shares of each Fund were present, and, therefore, a quorum for was present. The tabulation of the shareholder votes rendered the following results:


For
Against/Withhold
Abstain
Proposal 1.



To approve an
Agreement and
Plan of
Reorganization
pursuant to which
each Madison
Target Retirement
Fund series of the
Madison Funds,
held by each
respective USF
Fund, will be
reorganized into the
corresponding
Goldman Sachs
Target Date
Portfolios.



USF
Madison
Target
Retirement
2020 Fund
4,581,337.503
198,569.919
899,266.460
USF
Madison
Target
Retirement
2030 Fund
7,622,210.308
19,049.792
485,848.411
USF
Madison
Target
Retirement
2040 Fund
5,162,504.522
3,441.545
191,296.948
USF
Madison
Target
Retirement
2050 Fund
2,182,522.199
19,829.163
99,939.891

Proposal 1 was approved by the shareholders of each Fund.